Exhibit 99.1

              Conn's, Inc. Reports Sales Results for the
                     Quarter Ended July 31, 2007


    BEAUMONT, Texas--(BUSINESS WIRE)--Aug. 7, 2007--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced its net sales results for the quarter ended July 31, 2007.

    Net sales for the quarter ended July 31, 2007, of $179.0 million, increased $15.4 million, or 9.4%, as compared with the quarter ended July 31, 2006. Net sales represent net product sales (see table below), service revenues and commissions from service maintenance agreement sales. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 5.0% for the quarter ended July 31, 2007. Revenues from finance charges and other for the quarter will be reported in the Company's earnings release and conference call scheduled for August 30, 2007.

    "We had strong same store sales, compared to a solid quarter last year, while battling in a very competitive market during the current year period," said the Company's Chairman and CEO, Thomas J. Frank, Sr. "Despite the pricing pressures we look forward to consistent sales growth over the rest of the year."



Product sales            Quarter ended July 31,
                     -------------------------------
                              % of            % of
(in $000)              2007    Total   2006    Total  Change  % Change
                     -------- ------ -------- ------ -------- --------
Electronics          $ 53,426  32.6% $ 46,421  30.8% $ 7,005     15.1%
Appliances             60,737  37.1%   59,931  39.8%     806      1.3%
Track                  21,055  12.9%   20,246  13.4%     809      4.0%
Furniture              11,047   6.7%    8,243   5.5%   2,804     34.0%
Lawn and garden         8,555   5.2%    6,576   4.4%   1,979     30.1%
Other                   8,973   5.5%    9,230   6.1%    (257)    -2.8%
                     -------- ------ -------- ------ --------
Net product sales    $163,793 100.0% $150,647 100.0% $13,146      8.7%
                     ======== ====== ======== ====== ========


    The electronics category continued to show strong growth benefiting from consumer interest in flat panel televisions. The appliance category increased for the first time since the storms in 2005 on higher laundry sales and essentially flat refrigeration sales. Track sales (portable electronics, computers, computer peripherals, and small appliances) increased on improved laptop computer sales. Furniture continued its strong growth and Lawn and garden was positively benefited by the weather conditions during the quarter.

    Net sales for the six months ended July 31, 2007, increased $25.1 million, or 7.5%, from $335.3 million for the six months ended July 31, 2006, to $360.4 million for the six months ended July 31, 2007. Same store sales for the six month period ended July 31, 2007, increased 2.1%.

    The Company's total net sales for the quarter and six months benefited from six stores added since the first quarter of last year. The Company has several stores under development and plans to open seven to ten new stores during the fiscal year ending January 31, 2008.

    The Company will host a conference call and audio webcast on Thursday, August 30, 2007, at 10:00AM, CDT, to fully discuss earnings and performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 866-290-0916 or 913-312-1226.

    About Conn's, Inc.

    The Company is a specialty retailer currently operating 62 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including micro-display projection, plasma and LCD flat-panel televisions, camcorders, digital cameras, DVD players and home theater products. The Company also sells computers, lawn and garden products, mattresses and furniture, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.

    Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 58% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, and the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of asset-backed and variable funding notes to third parties and subordinated securities to the Company.

    This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, borrowings from its revolving line of credit and proceeds from securitizations to fund operations, debt repayment and expansion; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; interest rates; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on March 29, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


    CONTACT: Conn's, Inc.
             Chairman and CEO
             Thomas J. Frank, 409-832-1696 Ext. 3218